Exhibit 99.1
NEWS RELEASE

.	Contacts:

	Martha Goldberg Aronson	Marybeth Thorsgaard
	Investor Relations	Public Relations
	763-505-2694	763-505-2644
FOR IMMEDIATE RELEASE
MEDTRONIC ELECTS VICTOR DZAU, M.D. TO THE BOARD OF DIRECTORS
MINNEAPOLIS — Feb. 22, 2008 — Medtronic, Inc. (NYSE: MDT) today announced that its Board of Directors unanimously voted to elect Victor Dzau, M.D., chancellor for Health Affairs at Duke University and president and CEO of the Duke University Health System, to the Board as an independent director.
Dr. Dzau is also James B. Duke professor of Medicine and director of Molecular and Genomic Vascular Biology at Duke. Most recently, Dr. Dzau was the Hersey Professor of the Theory and Practice of Physic (Medicine) at Harvard Medical School, chairman of the Department of Medicine at Brigham and Women’s Hospital, and physician-in-chief and director of Research at Brigham and Women’s Hospital, Boston. Prior to this, he served as Arthur Bloomfield professor and chairman of the Department of Medicine at Stanford.
“Dr. Dzau’s reputation and experience as an international leader in healthcare delivery, medical research and healthcare economics will be extremely important in helping us to address the company’s future challenges and opportunities. We are all pleased to have him join the Medtronic Board of Directors,” said Bill Hawkins, Medtronic president and chief executive officer.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health and extending life for millions of people around the world.
Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 27, 2007. Actual results may differ materially from anticipated results.
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